SUPERCENTER ENTERTAINMENT CORPORATION - RETAIL DIVISION

   Financial Statements
   As Of December 31, 1994 And 1993

   Together With Report Of Independent Accountants

















   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



   To Supercenter Entertainment Corporation - Retail Division:

   We have audited the accompanying balance sheets of Supercenter
   Entertainment Corporation - Retail Division as of December 31, 1994 and 1993, and the related statements of operations for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Supercenter Entertainment Corporation - Retail Division as of December 31, 1994 and 1993, and the results of its operations for the years then ended, in conformity with generally accepted accounting principles.




   Dallas, Texas,
       October 16, 1995


   SUPERCENTER ENTERTAINMENT CORPORATION - RETAIL DIVISION


   BALANCE SHEETS--DECEMBER 31, 1994 AND 1993







         ASSETS                                                                       1994           1993

   CURRENT ASSETS:
   Cash                           $   151,431         $   43,260
   Receivables                          7,667               -
   Merchandise inventories            322,686             34,434
   Other current assets                83,081              8,856

   Total current assets               564,865             86,550

   RENTAL INVENTORIES, net          1,410,230            292,994

   PROPERTY AND EQUIPMENT, net      1,555,294            151,289

   OTHER ASSETS                        15,391               -

   Total assets                   $ 3,545,780         $  530,833


   LIABILITIES AND EQUITY

   CURRENT LIABILITIES:
         Accounts payable         $   947,061           $117,745
         Accrued expenses             321,256             14,535

   Total current liabilities        1,268,317            132,280

   COMMITMENTS

   EQUITY                           2,277,463            398,553

   Total liabilities and equity   $ 3,545,780         $  530,833




   The accompanying notes are an integral part of these financial statements.



   SUPERCENTER ENTERTAINMENT CORPORATION - RETAIL DIVISION


   STATEMENTS OF OPERATIONS

   FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993



                                   1994                1993
   REVENUES:
         Rental revenue, net      $ 2,954,640          $ 539,764
         Product sales                498,281            211,382

                                    3,452,921            751,146

   OPERATING COSTS AND EXPENSES:
     Cost of product sales          1,535,853            329,010
     Selling and administrative     4,176,476            847,853

   OPERATING LOSS                 (2,259,408)          (425,717)

   INTEREST EXPENSE                     3,766                 32

   LOSS BEFORE INCOME TAXES       (2,263,174)          (425,749)

   PROVISION FOR INCOME TAXES            -               -

   NET LOSS                      $(2,263,174)       $  (425,749)



   The accompanying notes are an integral part of these financial statements.




   SUPERCENTER ENTERTAINMENT CORPORATION - RETAIL DIVISION


   NOTES TO FINANCIAL STATEMENTS

   DECEMBER 31, 1994 AND 1993



   1.    GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   General

   The accompanying financial statements relate to the accounts of the retail division (retail video centers located in K-Mart and Wal-Mart) of Supercenter Entertainment Corporation (the "Retail Division"). Supercenter Entertainment Corporation (the "Company") was incorporated in December 1991 and operated under the name CEVAXS U.S. Corporation through August 1994, at which time the name was changed to Supercenter Entertainment Corporation. From December 1991 through October 1992, the Company's sole operation was in wholesale video services to the supermarket industry. Beginning in October 1992, the Company expanded its operation to include Company-owned retail video centers located in stores owned by Wal-Mart Stores, Inc. In early 1994, the Company expanded its host retailer relationships to include K-Mart Corporation.

   At December 31, 1994 and 1993, the Retail Division had 56 and 7 locations, respectively.

   Revenue Recognition

   Revenues are recognized at the time of rental or sale of video cassettes.

   Merchandise Inventories

   Merchandise inventories consist of prerecorded video cassettes and games and are stated at the lower of cost or market; cost is determined on the first-in, first-out method.

   Rental Inventories

   Rental inventories are stated at the lower of amortized cost or market and consist of prerecorded video cassettes classified as new release, catalog stock, and video games. New release video cassettes are amortized over ten months using a declining percentage basis to a $6 salvage value. Catalog stock video cassettes are amortized over 36 months on a straight-line basis to a $6 salvage value. Video games are amortized over 24 months on a straight-line basis to an $8 salvage value.

   Property and Equipment

   Property and equipment is stated at cost. Depreciation is calculated using the straight-line method based on the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line method over the shorter of the estimated useful lives or the respective lease terms. The estimated useful lives are as follows:

         Furniture and fixtures       5 years
         Computer equipment           3 years
         Leasehold improvements       3 years




   Income Taxes

   Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be reversed or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

   2.    RENTAL INVENTORIES:

   Rental inventories at December 31, 1994 and 1993, consisted of the following:

                                     1994                1993

     New release video cassettes  $1,036,162           $211,334
     Catalog stock video cassettes   578,796             82,054
     Video games                     503,490             44,493


                                   2,118,448            337,881
   Less- Accumulated amortization   (708,218)           (44,887)

                                 $ 1,410,230          $ 292,994

   The Company maintained a centralized warehouse to process inventory for all of the Company's operations, including the Retail Division. Included in the above rental inventory amounts for 1994 is $68,538 of rental inventory which was located in the Company's warehouse at year-end and allocated to the Retail Division based upon the pro rata portion of inventory subsequently shipped to the Retail Division. At December 31, 1993, no inventory in the Company's warehouse was allocated to the Retail Division due to the amount being insignificant.


   3.    PROPERTY AND EQUIPMENT:

   Property and equipment at December 31, 1994 and 1993, consisted of the following:

                                     1994               1993
         Furniture and fixtures  $   976,618           $122,861
         Computer equipment          619,323             89,020
         Leasehold improvements      240,264               -

                                   1,836,205            211,881
     Less- Accumulated depreciation
     and amortization               (280,911)           (60,592)

                                 $ 1,555,294         $  151,289

   4.    INCOME TAXES:

   The Company and the Retail Division have had cumulative losses since inception. Also, as discussed further in Note 9, the assets of the Retail Division have been sold subsequent to year-end. All differences between the financial statement carrying amount and the tax basis in these assets prior to the sale are eliminated at the time of the sale. Due to the above and the lack of earnings history for the Retail Division, no current or deferred taxes have been reflected in the accompanying financial statements.

   5.    EQUITY:

   Equity represents the sole shareholder's net investment in the Retail Division. The following table reflects the activity in the equity account for the two years ended December 31, 1994:

         Equity, December 31, 1992                 $    313,521
         Owner investments                            1,272,469
         Transfers to owner                            (761,688)
         Losses                                        (425,749)

         Equity, December 31, 1993                      398,553
         Owner investments                            7,479,167
         Transfers to owner                          (3,337,083)
         Losses                                      (2,263,174)

         Equity, December 31, 1994                 $  2,277,463

   6.    CORPORATE ALLOCATIONS:

   As discussed in Note 1, the accompanying financial statements relate to the Retail Division of the Company. The Retail Division shares common corporate functions/activities with the rest of the Company. The corporate costs primarily include general management, finance, data processing, logistics, and marketing. Corporate costs have been allocated to the Retail Division based upon the relation of Retail Division net revenues to total Company net revenues. Management believes this allocation method is reasonable and reflects the utilization of corporate costs. The allocation percentages and allocated costs for the Retail Division were 61% and $977,381 in 1994 and 18% and $179,487 in 1993. All allocated corporate costs are included in selling and administrative expenses in the accompanying financial statements.

   7.    RELATED-PARTY TRANSACTIONS:

   The sole shareholder of the Company funds the operations of the Company and is closely involved in the daily activities of the Company. The sole shareholder does not draw a salary for his services, and the accompanying balance sheet does not include any amounts owing to the sole shareholder.

   A substantial portion of the Retail Division's purchases and other transactions are made by the Company on behalf of the Retail Division.

   In August 1994, the sole shareholder of the Company sold his 100% ownership in a company which is one of the Retail Division's major vendors. Subsequent to the sale and until August 1995, the Company had a revenue sharing arrangement with this vendor whereby it leased video cassettes from the vendor for a six-month term for an up-front payment of up to $10 per unit. The video cassettes were rented by the Company to customers and the rental revenues generated were distributed evenly between the Company and the vendor. The Company had an option to purchase the video cassettes for $8 per unit at the conclusion of the lease term. Amounts due to this vendor and included in accounts payable at December 31, 1994 and 1993, are $370,710 and $19,703, respectively.

   8.    LEASES:

   The Company has several noncancelable operating leases, primarily for the rental of its retail video center locations. The leases are typically for an initial five-year term and one five-year renewal option exercisable by the Company, subject to the fulfillment of certain conditions.
   Future minimum lease payments under noncancelable operating leases for the Retail Division as of December 31, 1994, are as follows:

         Year Ending
         December 31,

         1995                                         $1,617,000
         1996                                          1,655,000
         1997                                          1,600,000
         1998                                          1,496,000
         1999                                            877,000

         Total future minimum lease payments          $7,245,000

   Rent expense for the Retail Division was $793,910 and $135,290 for the years ended December 31, 1994 and 1993.

   9.    SUBSEQUENT EVENTS:

   On August 31, 1995, substantially all of the Retail Division's assets were purchased by Rentrak Corporation. The sole shareholder received 878,000 shares of Rentrak Corporation's common stock as consideration for the acquisition.

   SUPERCENTER ENTERTAINMENT CORPORATION - RETAIL DIVISION


   BALANCE SHEET--JUNE 30, 1995
                                                   (Unaudited)

   ASSETS

   CURRENT ASSETS:
         Cash                                      $    87,825
         Receivables                                    12,709
         Merchandise inventories                       274,893
         Other current assets                           25,558

         Total current assets                          400,985

   RENTAL INVENTORIES, net                           1,847,994

   PROPERTY AND EQUIPMENT, net                       1,654,989

   OTHER ASSETS                                         -

         Total assets                              $ 3,903,968

   LIABILITIES AND EQUITY

   CURRENT LIABILITIES:
         Accounts payable                           $1,366,910
         Accrued expenses                              490,723

         Total current liabilities                   1,857,633

   COMMITMENTS

   EQUITY                                            2,046,335

   Total liabilities and equity                    $ 3,903,968


   SUPERCENTER ENTERTAINMENT CORPORATION - RETAIL DIVISION


   STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1995


                                                   (Unaudited)
   REVENUES:
         Rental revenue, net                      $ 3,247,070
         Product sales                                625,869

                                                    3,872,939

   OPERATING COSTS AND EXPENSES:
         Cost of product sales                      2,293,437
         Selling and administrative                 3,865,424

   OPERATING LOSS                                  (2,285,922)

   INTEREST EXPENSE                                    14,539


   LOSS BEFORE INCOME TAXES                        (2,300,461)

   PROVISION FOR INCOME TAXES                          -

   NET LOSS                                       $(2,300,461)



                               RENTRAK CORPORATION
                   NOTES TO PRO FORMA STATEMENTS OF OPERATIONS
                               SEPTEMBER 30, 1995
                                   (Unaudited)


   The accompanying unaudited pro forma statements of operations for the periods ended March 31, 1995 and September 30, 1995 have been prepared to present the effect of the purchase of all of the assets of Supercenter Entertainment Corporation ("SEC"). No pro forma balance sheet has been presented as the transaction is already reflected in the consolidated September 30, 1995 balance sheet.

   The pro forma statements assume that such events were effective at the beginning of the respective periods.

   The pro forma statements of operations have been prepared based upon the historical financial statements of Rentrak Corporation and SEC. Pro forma adjustments are described in the accompanying notes. The Pro Forma Statements of Operations may not be indicative of the results of operations that actually would have occurred if the transactions had been in effect as of the beginning of the respective periods nor do they purport to indicate the results of future operations of Rentrak Corporation. The pro forma statements of operations should be read in conjunction with the audited and unaudited financial statements and notes thereto of SEC included elsewhere in this Form 8-K.


                                         RENTRAK CORPORATION
                                  PRO FORMA STATEMENT OF OPERATIONS
                                 SIX MONTHS ENDED SEPTEMBER 30, 1995
                                             (UNAUDITED)



                                      Rentrak       SuperCenter      Pro Forma       Pro Forma
                                   Corporation    Entertainment D   Adjustments      Combined
   REVENUES:
      PPT                          $47,847,732         -                -          $47,847,732
      Other                         20,887,342       3,872,939          -           24,760,281
                                    68,735,074       3,872,939          -           72,608,013

   OPERATING COSTS AND EXPENSES:
      Cost of Sales                 51,623,215       2,293,437       (530,658) 3    53,385,994
      Selling and administrative    19,213,585       3,865,424         75,155  4    23,154,164
                                    70,836,800       6,158,861       (455,503)      76,540,158

   LOSS FROM OPERATIONS             (2,101,726)     (2,285,922)       455,503       (3,932,145)


   OTHER INCOME (EXPENSE)
      Interest income                  549,284         -                -              549,284
      Interest expense                (244,560)        (14,539)         -             (259,099)
      Other                            439,732         -                -              439,732
                                       744,456         (14,539)             0          729,917

   INCOME/(LOSS) FROM OPERATIONS
     BEFORE INCOME TAXES AND
     EXTRAORDINARY ITEM             (1,357,270)     (2,300,461)       455,503       (3,202,228)

   INCOME TAX BENEFIT                  794,250         -            2,055,733  5     2,849,983

   NET INCOME/(LOSS)                 ($563,020)    ($2,300,461)    $2,511,236         $352,245


   NET INCOME (LOSS) PER SHARE          ($0.05)       N/A              N/A              ($0.03)

   SHARES USED IN PER SHARE
   CALCULATION                      11,797,893        N/A             730,076  B    12,527,969

                The accompanying notes are an integral part of these statements.


                                         RENTRAK CORPORATION
                                  PRO FORMA STATEMENT OF OPERATIONS
                                      YEAR ENDED MARCH 31, 1995
                                             (UNAUDITED)



                                         Rentrak       SuperCenter      Pro Forma       Pro Forma
                                       Corporation    Entertainment C  Adjustments      Combined
      REVENUES:
         PPT                           $79,793,584          -               -         $79,793,584
         Other                          32,372,647        3,452,921         -          35,825,568
                                       112,166,231        3,452,921         -         115,619,152

      OPERATING COSTS AND EXPENSES:
         Cost of Sales                  83,533,328        1,535,853         -          85,069,181
         Selling and administrative     26,183,434        4,176,476        180,372  1  30,540,282
                                       109,716,762        5,712,329        180,372    115,609,463

      LOSS FROM OPERATIONS               2,449,469       (2,259,408)      (180,372)         9,689

      OTHER INCOME (EXPENSE)
         Interest income                   600,415          -               -             600,415
         Interest expense                  (35,979)          (3,766)        -             (39,745)
         Other                           2,826,849          -               -           2,826,849
                                         3,391,285           (3,766)             0      3,387,519

      INCOME/(LOSS) FROM OPERATIONS
        BEFORE INCOME TAXES AND
        EXTRAORDINARY ITEM               5,840,754       (2,263,174)      (180,372)     3,397,208

      INCOME TAX PROVISION (BENEFIT)       727,231          -             (897,091)  2   (169,860)

      NET INCOME/(LOSS)                 $5,113,523      ($2,263,174)      $716,719     $3,567,068


      EARNINGS PER COMMON SHARE
         AND COMMON EQUIVALENT SHARE:

      NET INCOME (LOSS) PER SHARE            $0.41         N/A               N/A            $0.28

      SHARES USED IN PER SHARE
        CALCULATION                     13,397,951         N/A             878,000  B  14,275,951

      EARNINGS PER COMMON SHARE
         AND COMMON EQUIVALENT SHARE -
         assuming issuance of all dilutive
         contingent shares:

      NET INCOME (LOSS) PER SHARE            $0.40         N/A               N/A            $0.27

      SHARES USED IN PER SHARE
        CALCULATION                     14,317,380         N/A             878,000  B   15,195,380

      The accompanying notes are an integral part of these statements.



                                         RENTRAK CORPORATION
                               NOTES TO PRO FORMA FINANCIAL STATEMENTS
                                          SEPTEMBER 30, 1995
                                             (Unaudited)


A. The pro forma statements of operations show the adjustments for the acquisition of all ofthe assets of SEC. The adjustments reflect the acquisition as if such acquisition had occurred at the beginning of the respective periods. The pro forma adjustments for the above transaction are as follows:

         1.  Selling and Administrative - Year Ended March 31, 1995

               (a) To record amortization of intangibles of $180,372 related to the stock purchase (assumes amortization period of ten
               (10) years which is based on the period of time covered by the lease agreements).

         2.    Income Tax Provision (Benefit) - Year Ended March 31, 1995

               (a) To record an income tax benefit of $897,091 based on the Company's effective tax rate of five percent.

         3.    Cost of Sales - Six Months Ended September 30, 1995

               (a) To eliminate a non-recurring expense of $530,658 which is associated with a liability which was not assumed.

         4.    Selling and Administrative - Six Months Ended September 30, 1995

               (a) To record amortization of intangibles of $75,155 related to the stock purchase (assumes amortization period of ten (10) years which is based on the period of time covered by the lease agreements).

         5.    Income Tax Provision (Benefit) - Six Months Ended
               September 30, 1995

               (a) To record an income tax benefit of $2,055,733 based on the Company's projected current effective tax rate of eighty-nine percent.

   B.    Includes 878,000 shares issued upon acquisition.

   C. These amounts represent the results of operations for the period January 1, 1994 through December 31, 1994.

   D. These amounts represent the results of operations for the period January 1, 1995 through June 30, 1995.